Filed Pursuant to Rule 433

Registration No. 333-132911

Subject to Completion

Preliminary Term Sheet dated April 30, 2008

Units

Bear Market Strategic Accelerated Redemption Securities℠ (the "Notes")
Linked to the Consumer Discretionary Select Sector Index
Due December , 2009
$10 principal amount per unit
Term Sheet No.

Merrill Lynch & Co., Inc.

*Expected Pricing Date**	*May*	*, 2008*
*Settlement Date**	*June*	*, 2008*
*Maturity Date**	*December*	*, 2009*
CUSIP No.		

Bear Market Strategic Accelerated Redemption Securities℠

- *The Notes will be called at an amount equal to the $10 principal amount per unit plus the Call Premium of between 10.0% to 14.0% per annum if the closing level of the Consumer Discretionary Select Sector Index on any observation date is less than or equal to 100% of its starting value*
- *A maturity of approximately 18 months*
- *1-to-1 downside loss if the level of the Consumer Discretionary Select Sector Index increases in excess of a Threshold Level if the Notes are not called prior to maturity*
- *No periodic interest payments*
- *Application made to list on AMEX under the symbol "BJT"*

STRUCTURED INVESTMENTS
PRINCIPAL PROTECTION
ENHANCED INCOME
MARKET PARTICIPATION
ENHANCED PARTICIPATION

The Notes will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms of the Notes” (together the “Note Prospectus”). Investing in the Notes involves a number of risks. See “ Risk Factors” and “Additional Risk Factors” on page TS-6 of this term sheet and beginning on page PS-4 of product supplement STR-2.

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its broker-dealer affiliate First Republic Securities Company, LLC is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.15	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.85	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $.10 per unit, respectively.

“Strategic Accelerated Redemption Securities” is a service mark of Merrill Lynch & Co., Inc.

“Standard & Poor’s®”, “Standard & Poor’s 500”, “S&P 500®” and “S&P®” are trademarks of The McGraw Hill Companies, Inc. and have been licensed for use by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Merrill Lynch & Co., Inc. is an authorized sublicensee.

*Depending on the date the Notes are priced for initial sale to the public (the “Pricing Date”), which may be in May or June 2008, the settlement date may occur in May or June, 2008, the maturity date may occur in November or December 2009 and the observation dates may be adjusted accordingly. Any reference in this term sheet to the month in which the settlement date, maturity date or observation dates will occur is subject to change as specified above.

Merrill Lynch & Co.

May     , 2008

Summary

The Bear Market Strategic Accelerated Redemption Securities Linked to the Consumer Discretionary Select Sector Index due December     , 2009 (the “Notes”) are senior, unsecured debt securities of Merrill Lynch & Co., Inc. (“ML&Co.”) designed for, but not limited to, investors (i) who anticipate that the level of the Consumer Discretionary Select Sector Index (Index symbol “IXY”) (the “Index”) will decrease from the Starting Value of the Index, as determined on the Pricing Date, to the closing level of the Index on any Observation Date, or (ii) who want to invest in such a security for risk diversification purposes. The Notes provide for an automatic call of the Notes if the closing level of the Index on any Observation Date is equal to or less than the Starting Value of the Index, as determined on the Pricing Date. If the Notes are called on any Observation Date, you will receive an amount per unit (the “Call Amount”) equal to the $10 original public offering price of the Notes plus the applicable Call Premium. If your Notes are not called, the amount you receive on the maturity date (the “Redemption Amount”) will not be greater than the original public offering price per unit and will be based on the percentage increase in the level of the Index from the Starting Value, as determined on the Pricing Date, to the Ending Value, as determined on the final Observation Date. Investors must be willing to forego interest payments on the Notes and be willing to accept a repayment that may be less, and potentially significantly less, than the original public offering price of the Notes. Investors also must be prepared to have their Notes called by us on any Observation Date.

Terms of the Notes	Determining Payment for the Notes

Hypothetical Payments

Set forth below are five hypothetical examples of payment calculations assuming:

1)	a hypothetical Starting Value of 320.21, the closing level of the Index on April 21, 2008;

2)	a hypothetical Threshold Level of 352.2310 or 110% of the hypothetical Starting Value;

3)	a hypothetical Call Level of 320.21 or 100% of the hypothetical Starting Value;

4)	a term of the Notes from April 28, 2008 to October 28, 2009, a term expected to be approximately equal to that of the Notes;

5)	a Call Premium of 12.00% of the $10.00 Original Public Offering Price per unit per annum, the midpoint of the range of 10.00% and 14.00%; and

6)	Observation Dates occurring on October 28, 2008, April 29, 2009 and October 23, 2009.

The Notes are Called on one of the Observation Dates

The Notes have not been previously called and the closing value of the Index on the relevant Observation Date is less than or equal to the Call Level. Consequently the Notes will be called at the Call Amount per unit equal to $10.00 plus the applicable Call Premium.

Example 1

If the call is related to the Observation Date that falls on October 28, 2008, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $0.6000 = $10.6000 per Note.

Example 2

If the call is related to the Observation Date that falls on April 29, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.2000 = $11.2000 per Note.

Example 3

If the call is related to the Observation Date that falls on October 23, 2009, the Call Amount per Unit will be:

$10.00 plus the Call Premium of $1.8000 = $11.8000 per Note.

The Notes are not Called on any of the Observation Dates

Example 4

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the last Observation Date is not greater than 352.2310, the hypothetical Threshold Level. The amount received at maturity per Note will therefore be $10.00

Example 5

The Notes are not called on any of the Observation Dates and the hypothetical Ending Value of the Index on the last Observation Date is greater than

352.2310, the Threshold Level. The amount received at maturity will be less, and possibly significantly less, than the original $10.00 public offering price per Note.

If the Ending Value is 416.27, or 130.00% of the Starting Value, the payment at maturity will be:

$10 + [$10 x [(352.2310 – 416.27) / 320.21] x 100%] = $8.0000 per Note

These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, closing levels of the Index on the applicable Observation Date, Call Premium and term of your investment.

Summary of the Hypothetical Examples

Notes are Called on an Observation Date	Observation Date on October 28, 2008	Observation Date on April 29, 2009	Observation Date on October 23, 2009
Starting Value	320.21	320.21	320.21

Call Level	320.21	320.21	320.21

Hypothetical closing value of the Index on the Observation Date	307.40	313.81	313.81

Return of the Index (excluding any dividends)	-4.00%	-2.00%	-2.00%

Return of the Notes	6.00%	12.00%	18.00%

Call Amount per Unit	$10.6000	$11.2000	$11.8000

Notes are Not Called on any Observation Date	Ending Value does not exceed the Threshold Level	Ending Value exceeds the Threshold Level
Starting Value	320.21	320.21

Hypothetical Ending Value	336.22	416.27

Threshold Level	352.2310	352.2310

Is the hypothetical Ending Value greater than the Threshold Level?	No	Yes

Return of the Index (excluding any dividends)	5.00%	30.00%

Return of the Notes	0.00%	-20.00%

Redemption Amount per Unit	$10.0000	$8.0000

Risk Factors

An investment in the Notes involves significant risks. The following is a list of certain of the risks involved in investing in the Notes. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections included in the product supplement and MTN prospectus supplement identified below under “Additional Terms of the Notes”. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

▪	You will not receive a return on your Notes if the Notes are not called prior to maturity. In such event, your investment also may result in a loss.

▪	Your Notes may be called on an Observation Date and, if called, you will receive the Call Amount, and your return is limited to the Call Premium.

▪	Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪	You will not have the right to receive cash dividends or exercise ownership rights with respect to the stocks included in the Index.

▪

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date.

▪	Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor.

▪	Purchases and sales by us and our affiliates may affect your return on the Notes.

▪	Potential conflicts of interest could arise.

▪	Tax consequences are uncertain.

Additional Risk Factors

MLPF&S, acting as the Index Compilation Agent, will determine the composition the Index after consultation with Standard & Poor’s

The Index is one of the Select Sector Indices. The stocks included in each Select Sector Index, including the Index, are selected by MLPF&S (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with Standard & Poor’s, a division of the McGraw-Hill Companies Inc. (“S&P” or Standard & Poor’s), assigns a company’s stock to a particular Select Sector Index on the basis of the company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500 Index and the selection of replacement stocks to be added to the S&P 500 Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500 Index component stocks, which is the sole responsibility of the Index Compilation Agent. The Index Compilation Agent will compile the Select Sector Indices without regard to the Notes. The Index Compilation Agent has no obligation to take the interests of the Note holders into consideration in compiling the Select Sector Indices, including when compiling the Index.

S&P may cause an adjustment to the Index in a way that affects its level, and Standard & Poor’s has no obligation to consider your interests

S&P is responsible for calculating and maintaining the S&P 500 Index, from which the stocks included in the Index are selected. S&P can add, delete or substitute the stocks underlying S&P 500 Index or make other methodological changes that could change the level of the S&P 500 Index and therefore the level of the Index. You should realize that the changing of companies included in the Index may affect the Index as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500, any of which could adversely affect the value of the Notes. S&P has no obligation to consider your interests in calculating or revising the S&P 500.

The American Stock Exchange (“AMEX”) may discontinue the calculation or dissemination of the Index or adjust the methodology for calculating the Index in a way that affects its level and AMEX has no obligation to consider your interests

AMEX is responsible for calculating and disseminating the Index. AMEX may make methodological changes that could change the level of the level of the Index. Additionally, AMEX may discontinue or suspend calculation or dissemination of the Index which could adversely affect the value of the Notes. AMEX has no obligation to consider your interests in taking any of the foregoing actions.

Investor Considerations

You may wish to consider an investment in the Notes if:

▪	You anticipate that the level of the Index will depreciate from the Starting Value to its closing level on any Observation Date and you seek an early exit prior to maturity at a premium in such case.

▪

You are willing to receive a pre-determined return on your investment, capped at the Call Premium, in case the Notes are called, regardless of the performance of the Index from its Starting Value to the date on which the Notes are called.

▪

You are willing to accept that the Notes may not be called prior to the maturity date, in which case your return on your investment will be equal to or less than the $10 Original Public Offering Price per unit.

▪

You accept that your investment may result in a loss, which could be significant, if the level of the Index increases above the Threshold Level from the Starting Value to the Ending Value on the final Observation Date.

▪	You are willing to forego interest payments on the Notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You want exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that there is no assurance that the Notes will be listed on AMEX and that any listing will not ensure that a trading market will develop for the Notes or that there will be liquidity in the trading market.

The Notes may not be appropriate investments for you if:

▪	You want to hold your Notes for the full term.

▪	You anticipate that the level of the Index will appreciate from the Starting Value to the Ending Value.

▪	You anticipate that the level of the Index will not be less than or equal to the Starting Value on any Observation Date.

▪	You are seeking 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends paid on the stocks included in the Index.

▪	You want assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity.

Other Provisions

We may deliver the Notes against payment therefor in New York, New York on a date that is in excess of three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement on the Notes occurs more than three business days from the Pricing Date, purchasers who wish to trade Notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic Securities Company, LLC acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from the issuer of the securities.

Supplement to the Plan of Distribution

MLPF&S and First Republic Securities Company, LLC, each a broker-dealer subsidiary of ML&Co., are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in distribution of the Notes. Accordingly, offerings of the Notes will conform to the requirements of NASD Rule 2720.

MLPF&S and First Republic Securities Company, LLC may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the Notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic Securities Company, LLC may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

The Select Sector Indices

The Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500 Index. Each stock in the S&P 500 Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indexes represent all of the companies in the S&P 500 Index. The industry indexes are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices, with the approximate percentage of the market capitalization of the S&P 500 Index included in each sector as of March 31, 2008 indicated in parentheses, are: Consumer Discretionary (8.6%); Consumer Staples (11.1%); Energy (13.3%); Financials (16.8%); Health Care (11.7%); Industrials (12.2%); Technology (19.1%); Materials (3.6%); and Utilities (3.6%).

The Select Sector Indices are calculated and disseminated by AMEX and are owned by Standard & Poor’s. MLPF&S, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

▪	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500 Index.

▪

The nine Select Sector Indexes together will include all of the companies represented in the S&P 500 Index and each of the stocks in the S&P 500 Index will be allocated to one and only one of the Select Sector Indices.

▪

The Index Compilation Agent, assigns each constituent stock of the S&P 500 Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

▪

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500 Index, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies ISG that a Component Stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500 Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500 Index insofar as practicable.

Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index (Index symbol “IXY”) is a modified market capitalization-based index intended to track the movements of companies that are components of the S&P 500 Index and are involved in the development or production of cyclical products or the transportation industry. Cyclical and transportation products include building materials, retailers, appliances, housewares, air transportation, automotive manufacturing, shipping, and trucking; The Consumer Discretionary Select Sector Index, which serves as the benchmark for the Consumer Discretionary Select Sector SPDR Fund (XLY), was established with a value of 250.00 on June 30, 1998.

Of the companies included in the S&P 500 Index, 86 are included in the Index. These companies and their respective weights as of April 23, 2008 are as follows:

Company Holdings	Symbol	Weights
McDonald's Corp.	MCD	6.63%
Walt Disney Co.	DIS	5.84%
Comcast Corp.	CMCSA	5.84%
Time Warner Inc.	TWX	5.15%
Home Depot, Inc.	HD	4.66%
Target Corp.	TGT	4.21%
News Corp.	NWS_A	4.01%
Lowe's Companies, Inc.	LOW	3.50%
Nike, Inc'.	NKE	2.54%
Viacom Inc.	VIA_B	2.47%
Amazon.com, Inc.	AMZN	2.45%
Johnson Controls, Inc.	JCI	1.98%
Yum! Brands, Inc.	YUM	1.88%
DIRECTV Group, Inc.	DTV	1.83%

Carnival Corp.	CCL	1.69%
Ford Motor Company	F	1.63%
Best Buy Co., Inc.	BBY	1.50%
Omnicom Group Inc.	OMC	1.50%
Staples, Inc.	SPLS	1.49%
Kohl's Corp.	KSS	1.47%
Clear Channel Communications, Inc.	CCU	1.46%
CBS Corp.	CBS	1.43%
TJX Companies, Inc.	TJX	1.36%
Starbucks Corp.	SBUX	1.28%
McGraw-Hill Companies, Inc.	MHP	1.25%
General Motors Corp.	GM	1.16%
Coach, Inc.	COH	1.16%
Fortune Brands, Inc.	FO	1.07%
International Game Technology	IGT	1.05%
Macy's, Inc.	M	0.99%
Marriott International, Inc.	MAR	0.97%
Starwood Hotels & Resorts Worldwide, Inc.	HOT	0.92%
J. C. Penney Company, Inc.	JCP	0.88%
Harley-Davidson, Inc.	HOG	0.88%
GameStop Corp.	GME	0.87%
The Gap, Inc.	GPS	0.83%
Bed Bath & Beyond Inc.	BBBY	0.82%
Sears Holdings Corporation	SHLD	0.69%
H&R Block, Inc.	HRB	0.68%
Mattel, Inc.	MAT	0.68%
Genuine Parts Company	GPC	0.67%
V.F.Corporation	VFC	0.65%
Newell Rubbermaid Inc.	NWL	0.64%
Apollo Group, Inc.	APOL	0.63%
The Goodyear Tire & Rubber Company	GT	0.63%
Whirlpool Corporation	WHR	0.61%
Abercrombie & Fitch Co.	ANF	0.61%
Nordstrom, Inc.	JWN	0.60%
Gannett Co., Inc.	GCI	0.58%
Limited Brands, Inc.	LTD	0.56%
The Sherwin-Williams Company	SHW	0.55%
Eastman Kodak Company	EK	0.52%
Tiffany & Co.	TIF	0.52%
Expedia, Inc.	EXPE	0.51%
AutoZone, Inc.	AZO	0.50%
Darden Restaurants, Inc.	DRI	0.48%
Hasbro, Inc.	HAS	0.47%
D.R. Horton, Inc.	DHI	0.43%
The Black & Decker Corporation	BDK	0.40%
The E. W. Scripps Company	SSP	0.38%
The Stanley Works	SWK	0.38%
The Washington Post Company	WPO	0.38%
The Interpublic Group of Companies, Inc.	IPG	0.38%
IAC/InterActiveCorp	IACI	0.35%
Wyndham Worldwide Corporation	WYN	0.35%
Polo Ralph Lauren Corporation	RL	0.33%

Snap-on Incorporated	SNA	0.31%
Office Depot, Inc.	ODP	0.31%
The New York Times Company	NYT	0.28%

Family Dollar Stores, Inc.	FDO	0.28%
Pulte Homes, Inc.	PHM	0.27%
Leggett & Platt, Inc.	LEG	0.27%
Centex Corporation	CTX	0.24%
Lennar Corporation	LEN	0.23%
Harman International Industries, Incorporated	HAR	0.23%
Wendy's International, Inc.	WEN	0.22%
RadioShack Corporation	RSH	0.21%
AutoNation, Inc.	AN	0.20%
Big Lots, Inc.	BIG	0.18%
KB Home	KBH	0.17%
Liz Claiborne, Inc.	LIZ	0.16%
OfficeMax Incorporated	OMX	0.14%

The following graph sets forth the historical performance of the Index in the period from January 2003 through March 2008. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Notes. On April 21, 2008, the closing level of the Index was 320.21.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2 and MTN prospectus supplement, which you should carefully review prior to investing in the Notes.

General.    There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper United States federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat a Note for all tax purposes as a cash-settled financial contract linked to the level of the Index. Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the United States federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the characterization and tax treatment described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the United States federal income tax consequences of an investment in the Notes (including alternative characterizations and tax treatments of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Payment on the Maturity Date.    Assuming that the Notes are properly characterized and treated as cash-settled financial contracts linked to the level of the Index, upon the receipt of cash on the maturity date of the Notes, a U.S. Holder (as defined in the accompanying product supplement

STR-2) will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will equal the amount paid by the U.S. Holder to purchase the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the maturity date.

Sale, Exchange or Redemption of the Notes.    Assuming that the Notes are properly characterized and treated as cash-settled financial contracts linked to the level of the Index, upon a sale, exchange or redemption of a Note prior to the maturity date of the Notes, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or redemption and such U.S. Holder’s tax basis in the Note so sold, exchanged or redeemed. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year as of the date of such sale, exchange or redemption.

Possible Future Tax Law Changes.    On December 7, 2007, the IRS released a notice that could possibly affect the taxation of holders of the Notes. According to the notice, the IRS and the U.S. Department of the Treasury (the “Treasury Department”) are actively considering, among other things, whether the holder of an instrument having terms similar (but not identical) to the Notes should be required to accrue either ordinary income or capital gain on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of instruments having terms similar to the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether the tax treatment of such instruments should vary depending upon whether or not such instruments are traded on a securities exchange, whether such instruments should be treated as indebtedness and whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, if any, of the above considerations to their investment in the Notes. ML&Co. intends to continue to treat the Notes for U.S. federal income tax purposes in accordance with the treatment described herein unless and until such time as the Treasury Department and IRS determine that some other treatment is more appropriate.

Prospective purchasers of the Notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Notes. See the discussion under the section entitled “United States Federal Income Taxation” in the accompanying product supplement STR-2.

Experts

The consolidated financial statements incorporated by reference in this term sheet from Merrill Lynch & Co., Inc.'s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Additional Terms of the Notes

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STR-2 dated November 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507236240/d424b2.htm

▪	Index supplement I-1 dated June 6, 2007:

http://www.sec.gov/Archives/edgar/data/65100/000119312507130785/d424b2.htm

▪	MTN prospectus supplement, dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070946/d424b5.htm

▪	General prospectus supplement dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070973/d424b5.htm

▪	Prospectus dated March 31, 2006:

http://www.sec.gov/Archives/edgar/data/65100/000119312506070817/ds3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 65100. References in this term sheet to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

We have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you the Notes Prospectus if you so request by calling toll-free 1-866-500-5408.

Structured Investments Classification

ML&Co. classifies certain of its structured investments (the “Structured Investments”), including the Notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.